Exhibit (h)(2)(i)

1290 FUNDS

AMENDMENT NO. 1

EXPENSE LIMITATION AGREEMENT

Amendment No. 1, effective as of January 1, 2019 (“Amendment No. 1”), to the Expense Limitation Agreement, dated as of November 1, 2018 (the “Agreement”) between AXA Equitable Funds Management Group, LLC doing business as 1290 Asset Managers (the “Adviser”), and 1290 Funds (the “Trust”).

The Adviser and Trust hereby agree to modify and amend the Agreement as follows:

1.

Schedule A. Schedule A to the Agreement, which sets forth the Funds of the Trust subject to this Agreement, is hereby replaced in its entirety by Schedule A attached hereto. Schedule A to the Agreement is being amended to modify the maximum annual operating expense limits with respect to each class of the 1290 Double Dynamic Allocation Fund, 1290 High Yield Bond Fund and 1290 Convertible Securities Fund.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

1290 FUNDS ON BEHALF OF EACH OF ITS FUNDS		AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC d/b/a 1290 ASSET MANAGERS

By:	/s/ Brian Walsh Brian Walsh Chief Financial Officer and Treasurer	By:	/s/ Kenneth Kozlowski Kenneth Kozlowski Director, Executive Vice President and Chief Investment Officer

SCHEDULE A

AMENDMENT NO. 1

EXPENSE LIMITATION AGREEMENT

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Fund Name	Total Expense Limited to (% of daily net assets)
	Class A		Class T		Class R		Class I
1290 Convertible Securities Fund	1.00%		1.00%		1.00%		1.00%
1290 DoubleLine Dynamic Allocation Fund	0.95	%*	0.95	%*	0.95	%*	0.95	%*
1290 GAMCO Small/Mid Cap Value Fund	1.00	%*	1.00	%*	1.00	%*	1.00	%*
1290 Low Volatility Global Equity Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Global Talents Fund	1.00%		1.00%		1.00%		1.00%
1290 High Yield Bond Fund	0.75%		0.75%		0.75%		0.75%
1290 Multi-Alternative Strategies Fund	1.40	%*	1.40	%*	1.40	%*	1.40	%*
1290 SmartBeta Equity Fund	0.90%		0.90%		0.90%		0.90%
1290 Diversified Bond Fund	0.50%		0.50%		0.50%		0.50%
1290 Retirement 2020 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2025 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2030 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2035 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2040 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2045 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2050 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2055 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2060 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*

*

For purposes of calculating the Maximum Annual Operating Expense Limit, the fees and expenses of other investment companies and exchange-traded investment vehicles in which the Portfolio invests are included in Fund Operating Expenses.